UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 20, 2016 (December 16, 2016)

Artemis Therapeutics, Inc.
 (Exact Name of Registrant as Specified in Its Charter)

DELAWARE
 (State or Other Jurisdiction of Incorporation)
000-24431	84-1417774
(Commission File Number)	(IRS Employer Identification No.)

18 East 16th Street, Suite 307, New York, NY	10003
(Address of Principal Executive Offices)	(Zip Code)

(646) 233-1454

(Registrant’s Telephone Number, Including Area Code)

New York Global Innovations Inc.

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On December 16, 2016, New York Global Innovations Inc., or the Company, filed a Certificate of Amendment with the Secretary of State of the State of Delaware, or the Certificate of Amendment, pursuant to which the Company: (i) effected a one-for-fifty (1:50) reverse stock split of the Company’s issued and outstanding shares of common stock, or the Stock Split, (ii) decreased the number of authorized shares of common stock from 75,000,000 to 51,000,000 and decreased the number of authorized shares of preferred stock from 10,000,000 to 200,000, or the Authorized Capital Change, and (iii) changed the name of the Company to “Artemis Therapeutics, Inc.”, or the Name Change. The Stock Split, Authorized Capital Change and Name Change will take effect on December 20, 2016. A copy of the Certificate of Amendment is attached hereto as Exhibit 3.1 and is incorporated herein by reference.

Upon the effectiveness of the Stock Split, the Company’s issued and outstanding shares of common stock decreased from approximately 69.5 million shares to approximately 1.3 million shares of common stock, all with a par value of $0.01. Fractional shares resulting from the Stock Split were rounded up to the next whole number.  In addition, upon the effectiveness of the Stock Split, the Company’s Series B Preferred Stock will automatically be converted into approximately 3.8 million shares of common stock (after the Stock Split is effectuated).

The Board of Directors approved the Stock Split, Authorized Capital Change and Name Change on November 2, 2016 and the holders of a majority of the Company’s outstanding common stock approved the Stock Split and Authorized Capital Change on November 9, 2016. Pursuant to Section 242 of the Delaware General Corporation law, the Name Change did not require stockholder approval.

The foregoing description of the Certificate of Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Certificate of Amendment, a copy of which is filed as Exhibit 3.1 hereto and incorporated by reference herein.

Item 9.01.  Financial Statements and Exhibits

(d) Exhibits

3.1	Certificate of Amendment dated December 16, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARTEMIS THERAPEUTICS, INC.
Dated: December 20, 2016
	By:	/s/ Chanan Morris
Name: Chanan Morris
Title: Chief Financial Officer